                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549




                                  Form 8-K/A





               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported):  December 16, 1999
                                                        -----------------
                               VerticalNet, Inc.
--------------------------------------------------------------------------------
                (Exact name of registrant specified in Charter)


   Pennsylvania                   000-25269                     23-2815834
--------------------------------------------------------------------------------
  (State or other                (Commission                  (IRS Employee
  jurisdiction of                File Number)              Identification No.)
  incorporation)


           700 Dresher Road
             Horsham, PA                                          19044
--------------------------------------------------------------------------------
 (Address of principal executive offices)                        Zip Code



           Registrant's telephone, including area code: 215-328-6100


        (Former name and former address, if changed since last report)

This Form 8-K/A amends the current Report on Form 8-K filed by the on December 29, 1999.

ITEM 2.  ACQUISITION OF ASSETS

     (a) On December 16, 1999 (the "Closing Date"), the Registrant completed its previously announced acquisition of substantially all of the assets (the "Acquisition") of NECX Exchange Trust (the "Seller"). The Acquisition was consummated by NECX.com LLC (the "Acquisition Sub"), a wholly-owned subsidiary of the Registrant. The Acquisition was accomplished pursuant to the terms of the Asset Purchase Agreement (the "Purchase Agreement"), dated as of November 16, 1999 (the "Execution Date") by and among the Registrant, the Acquisition Sub, New England Circuit Sales, Inc., NECX Exchange, LLC, the Seller and the sole stockholder of New England Circuit Sales, Inc. The terms of the Purchase Agreement were the result of arm's length negotiations among the parties.

The consideration paid by the Registrant for the Acquisition included the repayment of approximately $36,016,000 of indebtedness, $10,000,000 in cash and the issuance of $70 million of notes convertible into shares of the Registrant's common stock. If the convertible notes were converted on the Execution Date, the convertible notes would have converted into 1,004,369 shares of the Registrant's common stock. Since the notes are required to be paid in common stock and it is the Company's intention to convert the notes once a registration statement is declared effective, the notes have been accounted for as equity of the Registrant and the assumed number of shares to be issued upon conversion have been included in pro forma earnings per share calculations. The value of the shares underlying the convertible notes fluctuates based on the average market price of the Registrant's common stock during a period prior to the conversion of such notes. The convertible notes will be automatically converted upon the U.S. Securities and Exchange Commission declaring effective a registration statement (the "Registration Statement") covering the shares underlying the convertible notes. Under the terms of the Purchase Agreement, the Registrant must prepare and use its best efforts to file the Registration Statement on or prior to February 24, 2000. The maximum number of shares of the Registrant's common stock issuable under the convertible notes is 1,838,458. The Registrant's working capital was used to repay the aforementioned indebtedness and to make the cash payment.

     (b) The Seller operates a business-to-business marketplace for the electronics industry. Specifically, the Seller services the open market segment of the electronics industry buying and selling semiconductors, electronic components, computer products and networking equipment. The Registrant intends to continue such business.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

               (a)  Financial Statements of NECX:
                        Report of Independent Public Accountants
                        Balance Sheets
                        Statements of Income
                        Statements of Equity
                        Statements of Cash Flows
                        Notes to Financial Statements


               (b)  Pro Forma Financial Information.

                    Pro Forma Financial Statements (unaudited):
                        Basis of Presentation
                        Pro Forma Condensed Consolidated Balance Sheet
                        Pro Forma Consolidated Statements of Operations Notes to Pro Forma Condensed Consolidated Financial Statements

   (c) Exhibits.

         2.1   Asset Purchase Agreement dated as of November 16, 1999.*

         4.1 Convertible Promissory Note in the Principal Amount of $10.5 million.*

         4.2 Convertible Promissory Note in the Principal Amount of $34.5 million.*

         4.3 Convertible Promissory Note in the Principal Amount of $25.0 million.*

         23.1  Consent of Arthur Andersen LLP

         99.1  Press Release dated December 16, 1999*

         *Filed as part of the Registrant's current Report on Form 8-K dated December 16, 1999, filed December 29, 1999, and incorporated herein by reference.

                   Report of Independent Public Accountants



To NECX Exchange, LLC:

We have audited the accompanying balance sheets of NECX Exchange, LLC (a subsidiary of New England Circuit Sales, Inc.) as of December 31, 1998 and November 30, 1999, and the related statements of income, equity and cash flows for the years ended December 31, 1997 and 1998 and the 11 months ended November 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NECX Exchange, LLC as of December 31, 1998 and November 30, 1999, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1998 and the 11 months ended November 30, 1999, in conformity with generally accepted accounting principles.





Boston, Massachusetts
December 23, 1999

                              NECX EXCHANGE, LLC

                                Balance Sheets
                 as of December 31, 1998 and November 30, 1999

                                        Assets
                                                                                            1998            1999
                                                                                            (Dollars in Thousands)
Current Assets:
   Cash and cash equivalents                                                          $         1,055  $         1,319
   Accounts receivable, net of allowance for doubtful accounts of $200 and $1,128,
     respectively                                                                              34,791           39,888
   Inventory                                                                                    5,314            4,782
   Cash deposits on inventory                                                                   1,123            1,252
   Other current assets, including a receivable from an affiliate of $0 and $187,
     respectively                                                                                 306            1,288
                                                                                      ---------------  ---------------

         Total current assets                                                                  42,589           48,529
                                                                                      ---------------  ---------------

Property, Plant and Equipment, at Cost:
   Computer equipment                                                                           1,498            3,848
   Equipment                                                                                      780              910
   Leasehold improvements                                                                         607            1,712
   Motor vehicles                                                                                  98               98
                                                                                      ---------------  ---------------

                                                                                                2,983            6,568
   Less--Accumulated depreciation and amortization                                              1,347            1,741
                                                                                      ---------------  ---------------

         Net property, plant and equipment                                                      1,636            4,827
                                                                                      ---------------  ---------------

Other Assets                                                                                      258            1,730
                                                                                      ---------------  ---------------

         Total assets                                                                 $        44,483  $        55,086
                                                                                      ===============  ===============

                            Liabilities and Equity
Current Liabilities:
   Note payable--Credit line                                                          $        11,784  $        24,884
   Notes payable--Affiliates                                                                        -           10,000
   Accounts payable                                                                            12,688           13,132
   Accrued compensation                                                                           932              946
   Other accrued expenses and current liabilities                                               1,336            3,912
                                                                                      ---------------  ---------------

         Total current liabilities                                                             26,740           52,874
                                                                                      ---------------  ---------------

Notes Payable--Affiliates                                                                       6,000                -
                                                                                      ---------------  ---------------

Commitments and Contingencies

Equity:
   Divisional equity                                                                           11,743                -
   Member's equity                                                                                  -            2,212
                                                                                      ---------------  ---------------

         Total equity                                                                          11,743            2,212
                                                                                      ---------------  ---------------

         Total liabilities and equity                                                 $        44,483  $        55,086
                                                                                      ===============  ===============

  The accompanying notes are an integral part of these financial statements.

                              NECX EXCHANGE, LLC

                             Statements of Income
              for the Years Ended December 31, 1997 and 1998 and
                 for the Eleven Months Ended November 30, 1999

                                                                                                        Eleven Months
                                                                               Years Ended                  Ended
                                                                          1997             1998              1999
                                                                                    (Dollars in Thousands)
Sales, Net                                                          $       352,462   $       349,098  $       336,105

Cost of Sales                                                               314,192           311,545          301,636
                                                                    ---------------   ---------------  ---------------

         Gross profit                                                        38,270            37,553           34,469

Selling Expenses                                                             17,284            16,185           17,022

General and Administrative Expenses                                          12,308            13,652           13,972
                                                                    ---------------   ---------------  ---------------

         Income from operations                                               8,678             7,716            3,475

Other Income (Expense):
   Investment income (expense), net                                              34                (2)            (453)
   Interest (expense) income-
     Bank                                                                      (880)             (986)          (1,395)
     Affiliates, net                                                            642             1,307             (736)
   Other, net                                                                   (65)                -                -
                                                                    ---------------   ---------------  ---------------

         Income before provision for state income taxes                       8,409             8,035              891

Provision for State Income Taxes                                                 77                30                -
                                                                    ---------------   ---------------  ---------------

         Net income                                                 $         8,332   $         8,005  $           891
                                                                    ===============   ===============  ===============

  The accompanying notes are an integral part of these financial statements.

                              NECX EXCHANGE, LLC

                             Statements of Equity
              for the Years Ended December 31, 1997 and 1998 and
                 for the Eleven Months Ended November 30, 1999

                                                                                Total Equity
                                                                                (Dollars in
                                                                                 Thousands)
Divisional Equity Balance, December 31, 1996                                    $      5,348

   Net income                                                                          8,332

   Distributions /loans to parent                                                     (4,554)
                                                                                ------------

Divisional Equity Balance, December 31, 1997                                           9,126

   Net income                                                                          8,005

   Distributions /loans to parent                                                     (5,388)
                                                                                ------------

Divisional Equity Balance, December 31, 1998                                          11,743

   Net income for the six months ended June 30, 1999                                   2,793

   Distributions to parent                                                           (10,333)
                                                                                ------------

   Divisional equity balance transferred to member's equity on July 1, 1999            4,203

   Net loss for the five months ended November 30, 1999                               (1,902)

   Distributions to parent                                                               (89)
                                                                                ------------

Member's Equity Balance, November 30, 1999                                      $      2,212
                                                                                ============

  The accompanying notes are an integral part of these financial statements.

                              NECX EXCHANGE, LLC

                           Statements of Cash Flows
for the Years Ended December 31, 1997 and 1998, and for the Eleven Months Ended November 30, 1999

                                                                                                        Eleven Months
                                                                                Years Ended                 Ended
                                                                              1997             1998         1999
                                                                                      (Dollars in Thousands)
Cash Flows from Operating Activities:
   Net income                                                       $         8,332   $         8,005  $           891
   Adjustments to reconcile net income to net cash provided by operating activities-
     Provision for doubtful accounts                                            240             2,828              920
     Depreciation and amortization                                              354               438              614
     Equity in loss of joint venture                                              -                 -              454
     Changes in assets and liabilities-
       Accounts receivable                                                   (3,095)           (4,556)          (6,017)
       Inventory                                                             (1,286)              599              532
       Cash deposits on inventory                                              (541)             (485)            (129)
       Other current assets                                                     575              (138)            (982)
       Other assets                                                             (66)             (108)          (1,926)
       Accounts payable                                                      (4,091)            5,904              444
       Accrued compensation                                                      (4)              (42)              14
       Other accrued expenses and current liabilities                          (145)              241            2,576
                                                                    ---------------   ---------------  ---------------

              Net cash (used in) provided by operating activities               273            12,686           (2,609)
                                                                    ---------------   ---------------  ---------------

Cash Flows Used in Investing Activities:
   Acquisition of property, plant and equipment                                (695)             (147)          (3,805)
                                                                    ---------------   ---------------  ---------------

Cash Flows from Financing Activities:
   Net (repayments) borrowings--Credit line                                   4,609            (6,034)          13,100
   Net (repayments) borrowings of note payable--Affiliates                        -            (2,000)           4,000
   Distributions to parent                                                   (4,554)           (5,388)         (10,318)
   Cash dividend to parent                                                        -                 -             (104)
                                                                    ---------------   ---------------  ---------------

              Net cash provided by (used in) financing activities                55           (13,422)           6,678
                                                                    ---------------   ---------------  ---------------

Net Increase (Decrease) in Cash and Cash Equivalents                           (367)             (883)             264

Cash and Cash Equivalents, beginning of year                                  2,305             1,938            1,055
                                                                    ---------------   ---------------  ---------------

Cash and Cash Equivalents, end of year                              $         1,938   $         1,055  $         1,319
                                                                    ===============   ===============  ===============

Cash Paid For:
   Interest                                                         $         1,806   $         1,575  $         1,974
                                                                    ===============   ===============  ===============

  The accompanying notes are an integral part of these financial statements.

                              NECX EXCHANGE, LLC

                         NOTES TO FINANCIAL STATEMENTS
                               NOVEMBER 30, 1999




(1)    Summary of Significant Accounting Policies

       Organization and Financial Presentation

       NECX Exchange, LLC (the Company), a wholly owned subsidiary of New England Circuit Sales, Inc. (NECS or the Parent Company), was incorporated as a limited liability corporation on July 1, 1999. Prior to this date, the Company was a division of NECS, a Massachusetts corporation. The Company is engaged in the sale of electronic circuits, systems, semiconductors and computer peripheral equipment under the trade name of NECX. Merchandise is purchased from various vendors, including original equipment manufacturers, for resale to foreign and domestic companies. The Company grants credit to its customers, substantially all of whom operate in the electronics industry. The Company has two overseas subsidiaries in Sweden and Ireland (established in 1998 and 1999, respectively) that serve as sales offices to the Company's European customers.

       The financial statements presented herein include the assets, liabilities and results of operations of the Company (including its overseas subsidiaries). Operating expenses include all direct expenses of the Company and certain allocated charges from the Parent Company. Allocations of shared operating expenses (primarily occupancy-related costs) have been made to the Company based upon various factors consistent with the nature of the expense. The Company believes the allocated charges approximate arm's-length charges.

       Prior to incorporation of the Company as an LLC, divisional equity represented the initial investment of the Parent Company plus the historical retained earnings of the Company. In addition, since 1995, the Company has transferred funds to the Parent, which in turn transferred funds to an affiliated division, to fund the affiliate's operations. The accumulated transfers to the Parent are netted in divisional equity, as the Company determined that the transfers would not be repaid. Other short-term advances with the Parent Company and affiliates are included in Other Current Assets.

       The Company charged interest on the transfers at the prime rate through August 1998 and then discontinued charging interest. Interest income related to interdivisional transfers, which amounted to $1,339,000 and $1,930,000 for the years ended December 31, 1997 and 1998, respectively, is included in Interest Income (Expense)--Affiliates, net in the accompanying statements of income and also presented as a reduction of divisional equity. In addition, Notes Payable--Affiliates consists of advances borrowed from the primary shareholders of the Parent Company (see Note 5).

       Consolidation

       All significant interdivisional and intercompany balances and transactions have been eliminated in consolidation.

       Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Revenue Recognition

       Revenues are comprised of product sales, net of returns and allowances, and other revenue. Product sales typically involve electronic components, computer products and connectivity equipment, and revenue is recognized when the products are shipped to customers. The Company records a reserve for sales returns at the time of shipment, based on estimated return rates.

       Cash and Cash Equivalents

       The Company considers all highly liquid instruments purchased with an initial maturity of three months or less to be cash equivalents. Cash and cash equivalents are carried at cost, which approximates market value at December 31, 1998 and November 30, 1999.

       Fair Value of Financial Instruments

       In accordance with the requirements of Statement of Financial Accounting Standards (SFAS) No. 107, Disclosure about Fair Value of Financial Instruments, the Company has determined the estimated fair value of its financial instruments using appropriate market information and valuation methodologies. The Company's financial instruments consist of cash, accounts receivable, accounts payable, affiliates' notes and bank debt. Considerable judgment is required to develop the estimates of fair value; thus, the estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. However, the Company believes the carrying values of these assets and liabilities is a reasonable estimate of their fair market values at December 31, 1998 and November 30, 1999.

       Impairment of Long-lived Assets

       On January 1, 1996, the Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances, such as a change in market value, indicate that the assets' carrying amounts may not be recoverable. In performing the review for recoverability, if future undiscounted cash flows (excluding interest charges) from the use and ultimate disposition of the assets are less than their carrying values, impairment losses should be recognized. Impairment losses are to be measured based on the carrying value of the asset less its respective fair value. No such impairment of assets was indicated at December 31, 1998 and November 30, 1999.

       Inventory

       Inventory consists of merchandise purchased for resale and is recorded at the lower of cost or market with the cost determined on the first-in, first-out basis.

       Cash Deposits on Inventory

       Cash deposits on inventory represent amounts advanced to vendors for the purchase of inventory.

       Investments

       During 1999, the Company invested in two Asian joint ventures, which are initiating a similar business to NECX. The following is a summary of the joint ventures:

                                                                                        Balance in Other
                                     Original         Ownership                        Assets at November
                                    Investment        Percentage     Equity in Loss         30, 1999
       Investment A                 $  996,190           50%         $      453,580          542,610
       Investment B                    937,592            6                       -          937,592

       The Company accounts for Investment A under the equity method. The equity in the 1999 losses of the joint venture is included in Investment Income (Expense) on the statement of income. The Company accounts for its minority interest in Investment B using the cost method and believes that there has been no impairment of its investment at November 30, 1999.

       Property, Plant and Equipment

       All property, plant and equipment are recorded at cost and depreciated over their estimated useful lives, using the straight-line and accelerated methods. Upon sale or retirement of an asset, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in the statement of income of the current period.

       Expenditures for repairs and maintenance that do not increase the useful lives of the assets are charged to expense as incurred.

       Estimated useful lives of property, plant and equipment are as follows:

                                                 Estimated
           Asset Classification                 Useful Life

          Computer equipment                      3-5 years
          Other equipment                         5-7 years
          Motor vehicles                            5 years

       Leasehold improvements and equipment under capital leases are depreciated over the remaining life of the lease or their estimated useful life, whichever is shorter.

       Income Taxes

       The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. The amounts of deferred tax assets or liabilities are based on the difference between the financial statement carrying amounts and the tax basis of assets and liabilities, and are not material at December 31, 1998 and November 30, 1999.

       The Parent Company, with the consent of its shareholders, has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code (IRC). Under these provisions, the Parent Company (and, therefore, the Company) does not pay federal income taxes on its taxable income. Instead, the shareholders of the Parent Company are liable for individual income taxes on their proportionate share of the Company's taxable income.

       The provision for state income tax of approximately $77,000 and $30,000 for the years ended December 31, 1997 and 1998, respectively, represents a Massachusetts-imposed corporate excise tax on tangible assets and an income tax on certain S corporations with sales in excess of $6,000,000.

       Comprehensive Income

       As of January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 established standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. Comprehensive income is the total of net income and all other nonowner changes in equity. The statement requires that all items that are required to be recognized under generally accepted accounting principles as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements in the year-end financial statements. The statement does not require a specific format for that financial statement. There were no components of other comprehensive income during 1997, 1998 and 1999 and, thus, the comprehensive income for the years ended December 31, 1997 and 1998 and for the eleven months ended November 30, 1999, is the same as the net income for each period presented.

       Segment Reporting

       The Financial Accounting Standards Board (FASB) issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, and the Company adopted this standard as of January 1, 1998. This statement introduces a new model for segment reporting called the management approach. The management approach is based on the way that the chief operating decision maker organizes segments within a company for making operating decisions and assessing performance. Reportable segments are defined in any manner in which management disaggregates the Company, for example, based on products and services, geography, legal structure, etc. Based upon the Company's analysis of its business, the Company believes that it operates in one segment and does not analyze its operations based upon separate geographical or product line information. See Note 2 for the enterprisewide disclosures required by SFAS No. 131.

       Derivatives

       The FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, in June 1998. The statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the value of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Amending SFAS No. 133, The FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, in July 1999. SFAS No. 133 is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, although earlier adoption is allowed. The Company has not yet determined the effect that adoption of SFAS No. 133 will have or when the provisions of the statement will be adopted if prior to the required adoption date. However, the Company currently expects that, due to its limited use of derivative instruments, the adoption of SFAS No. 133 will not have a material effect on the Company's results of operations or financial position.

(2)    Concentration of Credit Risk

       Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents in bank deposit accounts, marketable securities and trade receivables. The Company has not experienced losses related to cash and cash equivalents and marketable securities and does not believe it is exposed to any significant credit risks relating to its cash and cash equivalents. The Company's trade receivables are derived primarily from sales of hardware and software products to a large number of customers across a wide range of diversified industries and countries worldwide. The Company performs ongoing credit evaluations of its customers' financial condition and limits the amount of credit extended when deemed necessary but generally requires no collateral. The Company establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends and other information. The Company's historical experience in collection of its trade receivables falls within the recorded allowances. At November 30, 1999, approximately 2% of receivables (denominated in U.S. dollars) is due from customers whose economies are considered highly inflationary. The Company does not currently anticipate any losses from these receivables in excess of the provided allowances.

       The Company recorded approximate sales to the following customers that represented greater than 10% of net sales (in thousands):

                                                                      For the Eleven
                                      For the Years Ended              Months Ended
                                December 31,        December 31,       November 30,
                                    1997                1998               1999
         Company A              $      4,448        $    24,169       $      60,749
         Company B                         -             62,102              41,490
         Company C                    42,641             14,433               4,953

       The Company did not have any other significant sale concentrations for the years ended December 31, 1997 and 1998 or for the eleven months ended November 30, 1999.

       Approximate net sales by country, denominated in U.S. dollars, were as follows, based on the location to which the products were shipped (in thousands):

                                                                 For the Eleven
                                         For the Years Ended      Months Ended

                                              December 31,      December 31,     November 30,
                                                 1997               1998            1999
         United States                      $       252,716   $       230,938  $       255,995
         Russia                                       5,737             2,967            3,377
         Taiwan                                       6,890             4,720            7,738
         Canada                                      13,209             6,099            5,388
         United Kingdom                               9,705             7,482            8,289
         Brazil                                      13,692            12,380            2,723
         France                                       7,542            12,845            4,389
         Germany                                     11,163            41,224           12,895
         Other                                       31,808            30,443           35,311
                                            ---------------   ---------------  ---------------

                  Total                     $       352,462   $       349,098  $       336,105
                                            ===============   ===============  ===============

(3)    Note Payable--Credit Line

       In 1997, the Company had a line of credit which allowed it to borrow an amount calculated under the borrowings base of eligible assets, as defined. In August 1997, the line of credit was modified to limit the loan to only one lender bank. The amended agreement allowed the Company to borrow the lesser of $25,000,000 or an amount calculated under the borrowings base of eligible assets, as defined.

       During 1999, the Company further amended its line of credit with the bank to, among other matters, approve the reorganization, approve the transaction discussed in Note 8, waive certain covenant violations and adjust the maximum borrowings to $40,000,000 in increments.

       Borrowings under the line of credit at December 31, 1998 and November 30, 1999 were $11,784,392 and $24,883,854, respectively. Borrowings bear interest at the bank's monthly base lending rate (7.75% at December 31, 1998 and 8.5% at November 30, 1999). Interest is payable monthly. The weighted average interest rate was 8.4% and 7.9% for the year ended December 31, 1998 and for the eleven months ended November 30, 1999, respectively. The line of credit is secured by all assets of the Company, to the extent of the Company's indebtedness.

       Under the terms of the modified agreement, the Company has agreed, among other things, to maintain certain financial ratios and to meet certain performance ratios and measurements, as defined in the agreement. In addition, the credit agreement restricts certain activities with related parties, unless the Company meets certain requirements, as defined. In connection with the acquisition of the Company by VerticalNet, Inc. (as described in Note 9), the outstanding borrowings from the line of credit as of December 16, 1999 have been repaid to the bank.

(4)    Lease Commitments

       Operating Lease Commitments

       The Parent Company is obligated under an operating lease with a related party for space rented at its corporate headquarters that expires on November 30, 2003. The Parent Company is also contingently liable as guarantor on a loan to a related party in the amount of approximately $1,000,000 in connection with the facility. The annual rent paid by the Parent Company under this operating lease is $1,200,000. The building lease requires the Parent Company to pay certain costs such as maintenance and insurance. Rental expense for operating leases allocated to the Company was $772,000, $829,000 and $861,000 for the eleven months ended November 30, 1999 and for the years ended December 31, 1998 and 1997, respectively. Rent expense for the space occupied by the Company has been, and will be, allocated for the remaining term of the lease based on its relative proportion of space utilized.

       The Parent Company leases phone equipment under an operating lease that requires monthly installment payments of $7,900 through December 2000, of which $5,200 will be allocated to the Company on a monthly basis.

       The Parent Company's future minimum lease payments for these operating leases are as follows:

                    Year                           Amount

                    2000                      $     1,294,800
                    2001                            1,200,000
                    2002                            1,200,000
                    2003                            1,100,000
                                              ---------------

                                              $     4,794,800
                                              ===============

(5)    Related Party Transactions

       Rent

       The Parent Company leases facilities from the related party partnership controlled by an officer of the Company, as described in Note 4.

       Notes Payable--Affiliates

       As of January 1, 1998, Notes Payable--Affiliates consisted of an $8,000,000 advance to the Company from the shareholders of the Parent Company. In 1998, the Company repaid the $4,000,000 note payable due to a previous shareholder of the Parent Company. The sole remaining shareholder of the Parent Company at December 31, 1998, loaned an additional $2,000,000 to the Company during 1998. This loan is payable upon demand, with interest at the prime rate (7.75% at December 31, 1998 and 8.5% at November 30, 1999). The weighted average interest rate was 8.4% and 7.9% for the year ended December 31, 1998 and for the eleven months ended November 30, 1999, respectively.

       On January 8, 1999, the Parent Company exercised an option to redeem all of the 100 shares of its no par common stock owned by a 50% shareholder for $11,000,000. The Company funded the option transaction through an $8,000,000 cash payment and a $3,000,000 subordinated promissory note with the selling shareholder for the remaining balance. Of the $8,000,000 paid to the selling shareholder in cash, $7,000,000 was funded from the Company's operating line of credit and $1,000,000 was funded by the remaining shareholder, who received a subordinated promissory note payable upon demand and bearing interest quarterly at the prime rate.

       On February 23, 1999, the Company repaid the $3,000,000 subordinated note in full to the selling shareholder and executed a subordinated note with the remaining shareholder for the same amount. On December 16, 1999, in connection with the sale to VerticalNet, Inc. (as described in Note 9), the Note Payable--Affiliates was repaid and, as a result, has been classified as a short-term liability in the accompanying balance sheets.

(6)    Profit Sharing Plan

       The Company maintains a combined Profit Sharing and Employee Savings Plan (the Plan) covering substantially all employees. Employer and employee contributions are discretionary and are not to exceed, in total, 15% of the total compensation earned by the plan participants for the year. The Plan is tax-exempt under Sections 401(a) and 401(k) of the IRC. For the twelve months ended December 31, 1997 and 1998, there were no charges to the income statement relating to the Plan. The Company expensed $150,000 relating to the Plan during the eleven months ended November 30, 1999.

(7)    Commitments and Contingencies

       Officer Compensation

       The Company has compensation agreements with its executive officers, which provide for discretionary bonuses plus a commission as a percentage of gross profit. The agreements provide that all federal and state income taxes paid by the executive officers resulting from the flow-through of corporate taxable income to the executive officers will be reimbursed as a discretionary bonus.

       For the years ended December 31, 1997 and 1998, and the eleven months ended November 30, 1999, the Company expensed $1,600,000, $828,000 and $1,000,000 relating to the agreements.

       Legal Matters

       On February 5, 1997, the Parent Company received a Notice of Intention to Assess from the Commonwealth of Massachusetts Department of Revenue related to allowable officers' compensation and the Parent Company's 1993 state income tax return. In September 1998, the Parent Company received a partial assessment in the amount of approximately $377,000 plus interest, which was paid in full by the Company in October 1998. It is the opinion of management that any future exposure will not be material to the Company's financial statements.

       The Company is also party to various pending legal claims and proceedings that arise in the normal course of business. In the opinion of management, the final resolution of these claims and proceedings is not expected to materially affect the Company's financial statements.

(8)    Incorporation as a Limited Liability Corporation

       On July 1, 1999, the Company, which, prior to this date, was a division of NECS, was incorporated as a limited liability corporation (LLC) under the trade name NECX Exchange, LLC. As part of this incorporation, NECS contributed all of the assets and liabilities of the division to the newly formed LLC.

(9)    Subsequent Events

       Sale of NECX Exchange, LLC

       On November 16, 1999, the sole shareholder of NECX Exchange, LLC signed a purchase and sale agreement with VerticalNet, Inc. (the Buyer) whereby the Buyer will purchase the net assets of the Company for $10,000,000 in cash and $70,000,000 in convertible debt. The sale closed on December 16, 1999. In addition to the amounts received as part of the net asset sale, the Buyer repaid the $10,000,000 Note Payable--Affiliate and the outstanding credit line borrowings as of the close date.

                               VERTICALNET, INC.
             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION


     The accompanying unaudited pro forma condensed consolidated balance sheet as of September 30, 1999, and the related unaudited pro forma consolidated statements of operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999, give effect to the asset purchase of NECX Exchange Trust ("NECX"), as described in Note 2 of the Notes to Pro Forma Condensed Consolidated Financial Statements, as if the transaction had occurred as of September 30, 1999, in the case of the unaudited pro forma condensed consolidated balance sheet, and as of January 1, 1998, in the case of the unaudited pro forma consolidated statements of operations.

     The unaudited pro forma consolidated statements of operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999, also give effect to the acquisitions of Isadra, Inc. ("Isadra"), CertiSource, Inc. ("CertiSource"), LabX Technologies Inc. ("LabX") and Techspex, Inc. ("Techspex"), completed on August 25, 1999, August 10, 1999, July 29, 1999 and June 14, 1999, respectively, as described in Notes 3, 4, 5 and 6 of the Notes to the Pro Forma Condensed Consolidated Financial Statements, respectively, as if the transactions had occurred as of January 1, 1998.

     In addition, the unaudited pro forma consolidated statement of operations for the year ended December 31, 1998 also gives effect to the acquisitions of Boulder Interactive Technology Services Company ("BITC") and Informatrix Worldwide, Inc. ("Informatrix"), completed in 1998, as described in Note 7 of the Notes to the Pro Forma Condensed Consolidated Financial Statements, as if the transactions had occurred as of January 1, 1998.

The unaudited pro forma condensed consolidated financial statements have been prepared by the management of the Company and should be read in conjunction with the Company's historical consolidated financial statements, which have been previously filed in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, and Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, the historical financial statements of NECX, which are included elsewhere in this Form 8-K/A, the historical financial statements of Isadra, CertiSource, LabX and Techspex, filed on Forms 8-K dated August 25, 1999, August 10, 1999, July 29, 1999 and June 14, 1999, respectively, and the historical financial statements of BITC and Informatrix filed in the Company's Registration Statement filed on Form S-1 effective February 11, 1999. Since the unaudited pro forma financial statements which follow are based upon the financial condition and operating results of NECX, Isadra, CertiSource, LabX, Techspex, BITC and Informatrix during periods when they were not under the control or management of VerticalNet, the information presented may not be indicative of the results which would have actually been obtained had the acquisitions been completed on January 1, 1998 nor are they indicative of future financial or operating results.

                               VERTICALNET, INC.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              SEPTEMBER 30, 1999

                                                                          Historical (Note 1)
                                                                       -------------------------

                                                                                                      Pro Forma
                                                                        VerticalNet       NECX       Adjustments         Pro Forma
                                                                       -------------   ----------   -------------      ------------
                                                                                           Dollars in Thousands
Assets
------
Current assets:
    Cash and cash equivalents                                            $   91,710    $   4,143    $   (13,162) (a)     $  53,344
                                                                                                        (25,204) (c)
                                                                                                         (4,143) (d)
    Short-term investments                                                   21,799            -              -             21,799
    Accounts receivable, net of allowance for doubtful accounts               7,869       35,779              -             43,648
    Inventory, net of reserve                                                     -        6,106              -              6,106
    Prepaid expenses and other assets                                         3,099          965              -              4,064
                                                                       ------------    ---------    -----------        -----------
         Total current assets                                               124,477       46,993        (42,509)           128,961

Restricted Cash
Due from NECX Direct                                                          1,220            -                             1,220
Property and equipment, net                                                       -          199                               199
Goodwill and other intangibles, net of accumulated                            4,583        4,145            (43) (d)         8,685
amortization                                                                 44,893            -        112,291  (b)       157,184
Long-term investments                                                        13,843            -              -             13,843
Deferred charges and other assets                                             5,075        2,220              -              7,295
                                                                       ------------    ---------    -----------        -----------
         Total assets                                                    $  194,091    $  53,557    $    69,739          $ 317,387
                                                                       ============    =========    ===========        ===========
Liabilities and Shareholders' Equity
------------------------------------
Current liabilities:
    Current portion of long-term debt                                    $    1,357    $       -    $         -          $   1,357
    Lines of credit                                                               -       14,948        (14,948) (c)             -
    Notes payable                                                                 -       10,000        (10,000) (c)             -
    Accounts payable                                                          3,840       20,058              -             23,898
    Accrued expenses                                                          4,502        3,948           (256) (c)         8,194
    Deferred revenues                                                         7,427            -              -              7,427
                                                                       ------------    ---------    -----------        -----------
         Total current liabilities                                           17,126       48,954        (25,204)            40,876

Long-term debt, net of current portion                                        1,739            -                             1,739
Convertible notes                                                           100,000            -                           100,000

Shareholders' equity                                                         75,226        4,603         99,546  (a)       174,772
                                                                                                         (4,603) (e)
                                                                       ------------    ---------    -----------        -----------
         Total liabilities and shareholders' equity                      $  194,091    $  53,557    $    69,739          $ 317,387
                                                                       ============    =========    ===========        ===========

       The accompanying notes are an intregral part of these statements.

                               VERTICALNET, INC.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                        Historical (Note 1)
                                          -----------------------------------------------------------------------------------------
                                          VerticalNet     BITC   Informatrix  Techspex    LabX     CertiSource   Isadra     NECX
                                          -----------  --------  -----------  --------  ---------  -----------  --------  ---------
                                                                                          Dollars in Thousands
Revenues
    Exchange sales transactions             $       -  $      -    $       -  $      -    $     -    $       -  $      -  $ 349,098
     Cost of exchange sales
     transactions                                   -         -            -         -          -            -         -    311,545
                                            ---------  --------    ---------  --------    -------    ---------  --------  ---------
           Net exchange revenue                     -         -            -         -          -            -         -     37,553


    Advertising and e-commerce revenue          3,135       438           32       308         91          944       125          -
                                            ---------  --------    ---------  --------    -------    ---------  --------  ---------

      Combined net revenues                     3,135       438           32       308         91          944       125     37,553

                                            ---------  --------    ---------  --------    -------    ---------  --------  ---------



Other Costs and Expenses
   Cost of revenues                             3,238       122          254        73         20          469         -          -
   Product development                          1,405         -           75        22          8          190       855          -
   Sales and marketing                          7,895       123          426       218         18          351       362     16,187
   General and administrative                   3,823       328           93       184         21          236       707     13,650
   Amortization of goodwill and other
   intangibles                                    283         -            -         -          -            -         -          -

                                            ---------  --------    ---------  --------    -------    ---------  --------  ---------
   Operating loss                             (13,509)     (135)        (816)     (189)        24         (302)   (1,799)     7,716
                                            ---------  --------    ---------  --------    -------    ---------  --------  ---------





Interest, net                                     (85)        -          (38)      (43)         -            -       (78)       319
                                            ---------  --------    ---------  --------    -------    ---------  --------  ---------
Income taxes                                        -         -            -         -          4            -         -         30

                                            ---------  --------    ---------  --------    -------    ---------   -------  ---------
Net loss                                    $ (13,594) $   (135)   $    (854) $   (232)   $    20    $    (302)  $(1,877) $   8,005
                                            =========  ========    =========  ========    =======    =========   =======  =========
Basic and diluted net loss per share        $   (2.64)
                                            =========
Weighted average shares outstanding
    used in basic and diluted  per-share
    calculation (Note 8)                        5,141
                                            =========

                                                 Pro Forma
                                                Adjustments          Pro Forma
                                                -----------         -----------
Revenues
    Exchange sales transactions                  $         -         $   349,098
    Cost of exchange sales
    transactions                                           -             311,545

       Net exchange revenue                                -              37,553
                                                 -----------         -----------
    Advertising and e-commerce revenue                     -               5,073
                                                 -----------         -----------

      Combined net revenues                                -              42,626

                                                 -----------         -----------

Other Costs and Expenses
   Cost of revenues                                     (180) (o)          3,996
   Product development                                     -               2,555
   Sales and marketing                                     -              25,580
   General and administrative                              -              19,042
   Amortization of goodwill and other
   intangibles                                        23,233 (f)          38,581
                                                      10,324 (h)
                                                       1,131 (j)
                                                       1,586 (k)
                                                       1,102 (m)
                                                         922 (q)
                                                 -----------         -----------
        Operating loss                               (38,118)            (47,128)
                                                 -----------         -----------



Interest, net                                             43 (n)             153
                                                          35 (p)
                                                 -----------         -----------
Income taxes                                              (4)(l)               -
                                                                              30
                                                 -----------         -----------
Net loss                                         $   (38,036)        $   (47,005)
                                                 ===========         ===========

Basic and diluted net loss per share                                 $     (6.30)
                                                                     ===========
Weighted average shares outstanding
    used in basic and diluted  per-share
    calculation (Note 8)                                                   7,461
                                                                     ===========


       The accompanying notes are an integral part of these statements.

                               VERTICALNET, INC.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999


                                                                    Historical (Note 1)
                                            ---------------------------------------------------------------------------
                                             VerticalNet    Techspex      LabX    CertiSource     Isadra        NECX
                                            -------------  ----------  ---------- ----------    ----------   -----------
                                                                                      Dollars in Thousands
Revenues
    Exchange sales transactions                $        -    $      -    $      -   $      -      $      -   $   270,895
    Cost of exchange sales transactions                 -           -           -          -             -       242,857
                                               ----------    --------    --------   --------      --------   -----------
       Net exchange revenue                             -           -           -          -             -        28,038

    Advertising and e-commerce revenue             10,667         151         155        765             -             -
                                               ----------    --------    --------   --------      --------   -----------

      Combined net revenues                        10,667         151         155        765             -        28,038

Other Costs and Expenses
   Cost of revenues                                 5,438          33          40        215             -             -
   Product development                              4,920          10          30         97         1,573             -
   Sales and marketing                             17,100          96          19        295           257        13,560
   General and administrative                       6,434          54          30        613         3,728         9,510
   In-process research and development             13,600           -           -          -             -             -
   Amortization of goodwill and other
   intangibles                                      2,703           -           -          -             -             -
                                               ----------    --------    --------   --------      --------   -----------
                                                  (39,528)        (42)         36       (455)       (5,558)        4,968
        Operating loss                         ----------    --------    --------   --------      --------   -----------


Other Income                                            -           -           -        327             -             -

Interest, net                                       1,332         (13)          -          -           (63)       (1,731)
                                               ----------    --------    --------   --------      --------   -----------
Income taxes                                                        -           8          -             -            59
                                               ----------    --------    --------   --------      --------   -----------
Net loss                                       $  (38,196)   $    (55)   $     28   $   (128)     $ (5,621)  $     3,178
                                               ==========    ========    ========   ========      ========   ===========

Basic and diluted net loss per share           $    (1.29)
                                               ==========
Weighted average shares outstanding
    used in basic and diluted per-share
    calculation (Note 8)                           29,596
                                               ==========

                                                 Pro Forma
                                                Adjustments          Pro Forma
                                                -----------         ----------
Revenues
    Exchange sales transactions                $         -          $  270,895
    Cost of exchange sales transactions                  -             242,857
                                               -----------          ----------
       Net exchange revenue                              -              28,038

    Advertising and e-commerce revenue                   -              11,738
                                               -----------          ----------
      Combined net revenues                              -              39,776

                                               -----------          ----------

Other Costs and Expenses
   Cost of revenues                                      -               5,726
   Product development                                   -               6,630
   Sales and marketing                                   -              31,327
   General and administrative                            -              20,369
   In-process research and development                   -              13,600
   Amortization of goodwill and other
      intangibles                                   17,425 (f)          29,148
                                                     6,883 (h)
                                                       707 (j)
                                                       925 (k)
                                                       505 (m)
                                               -----------          ----------
        Operating loss                             (26,445)            (67,024)
                                               -----------          ----------

Other Income                                             -                 327
                                               -----------          ----------

Interest, net                                           63 (i)            (399)
                                                        13 (n)
                                               -----------          ----------
Income taxes                                            (8)(l)               -
                                                       (59)(g)
                                               -----------          ----------
Net loss                                       $   (26,302)           $(67,096)
                                               ===========          ==========
Basic and diluted net loss per share                                $    (2.12)
                                                                    ==========
Weighted average shares outstanding
    used in basic and diluted per-share
    calculation (Note 8)                                                31,642
                                                                    ==========

  The accompanying notes are an integral part of these statements.

                               VERTICALNET, INC.
        NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)


Note 1: HISTORICAL FINANCIAL STATEMENTS:

The historical balances of VerticalNet, Inc. ("VerticalNet" or the "Company") reflect the consolidated balance sheet as of September 30, 1999, and the consolidated results of operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999, as reported in the consolidated financial statements which have been previously filed in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and Quarterly Report on Form 10-Q for the three and nine months ended September 30, 1999. The historical balances of Boulder Interactive Technology Services ("BITC") and Informatrix Worldwide, Inc. ("Informatrix") for the year ended December 31, 1998, represent the results of operations for BITC and Informatrix prior to their acquisition by the Company during the year ended December 31, 1998, and were derived from their historical financial statements included in the Company's Registration Statement filed on Form S-1 effective February 11, 1999. The historical balances of Isadra, Inc. ("Isadra") for the year ended December 31, 1998 and for the nine months ended September 30, 1999 represent the results of operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999, which were derived from the historical financial statements filed in the Form 8-K dated August 25, 1999. The historical balances of CertiSource, Inc. ("CertiSource") for the year ended December 31, 1998 and for the nine months ended September 30, 1999 represent the results of operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999, which were derived from the historical financial statements filed in the Form 8-K dated August 10, 1999. The historical balances of LabX Technologies Inc. ("LabX") for the year ended December 31, 1998 and for the nine months ended September 30, 1999, which were derived from the historical financial statements for the year ended September 30, 1998 and the period ended June 30, 1999 filed in the Form 8-K dated July 29, 1999. The historical balances of Techspex, Inc. ("Techspex") for the year ended December 31, 1998 and nine months ended September 30, 1999, represent the results of operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999, which were derived from the historical financial statements filed in the Form 8-K dated June 14, 1999 and reflect the results of its operations prior to its acquisition by the Company. The period results for the period subsequent to the acquisition dates for Isadra, CertiSource, LabX and Techspex are included in the Company's results. The historical balances of NECX, Exchange Trust ("NECX") as of December 31, 1999 and for the year ended December 31, 1998 and the nine months ended September 30, 1999, were derived from the historical financial statements.


Note 2: ACQUISITION OF NECX EXCHANGE TRUST:

On December 16, 1999, VerticalNet acquired substantially all of the assets of NECX. The acquisition was consummated by NECX.com LLC (the "Acquisition Sub"), a wholly-owned subsidiary of VerticalNet. The Acquisition was accomplished pursuant to the terms of the Asset Purchase Agreement (the "Purchase Agreement"), dated as of November 16, 1999 by and among VerticalNet, the Acquisition Sub, New England Circuit Sales, Inc., NECX Exchange, LLC, NECX and the sole stockholder of New England Circuit Sales, Inc. The transaction was completed for approximately $112.7 million, including transaction costs. The acquisition will be accounted for under the purchase method of accounting. Under this method, the purchase price is allocated to the assets acquired and liabilities assumed based on the fair values at the acquisition date. Such allocation has been based on estimates that may be revised at a later date. Therefore, actual amounts may differ from those in the unaudited pro forma condensed consolidated financial statements. The excess of the purchase price over the fair value of the assets acquired was approximately $112.3 million, which has been allocated to assembled workforce, strategic relationships and goodwill in the amounts of approximately $2.5 million, $13.0 million and $96.8 million, respectively. The assembled work force and strategic relationships will be amortized on a straight line basis over 48 months, while goodwill will be amortized on a straight line basis over 60 months.

The following pro forma adjustments for the NECX acquisition are reflected in the unaudited pro forma condensed consolidated balance sheet as of September 30, 1999, and the unaudited pro forma statements of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999:


Unaudited Pro Forma Adjustments to Consolidated Balance Sheet


(a) Reflects the consideration issued by the Company to consummate the acquisition:

                                                                     (in thousands)
          Cash                                                        $ 10,000
          Transaction costs                                              3,162
          Convertible notes* (market value)                             99,546
                                                                      --------
                                                                      $112,708
                                                                      ========

     *Included in equity on a pro forma basis since notes are convertible into VerticalNet common stock. Market value was determined based on the assumed number of share to be issued to the seller, pursuant to the terms of the convertible notes and the average closing price of the Registrant's
     Common Stock for a few dates before and after November 16, 1999, the date on which the terms of the transaction were agreed to and publically announced.

(b)  Reflects the recording of the purchase transaction.

                                                                      (in thousands)
          Total purchase price                                          $112,708
          Fair value of tangible assets acquired
                                                                             417
                                                                        --------
          Excess purchase price to be allocated                         $112,291
                                                                        ========

     The excess purchase price was allocated as follows:

                                                                       (in thousands)
          Assembled work force (estimated useful life of 48 months)     $  2,500
          Strategic relationships, including customer/supplier lists
           (estimated useful life of 48 months)                           13,000
          Goodwill (estimated useful life of 60 months)                   96,791
                                                                        --------
                                                                        $112,291
                                                                        ========

(c) Reflects the Company's payment of NECX's line of credit and note payable to shareholder, including accrued interest for both

(d) Reflects elimination of certain excluded assets, including cash balance and motorized vehicles.

(e)  Reflects the elimination of the historical equity account of NECX.


Unaudited Pro Forma Adjustments to Condensed Consolidated Statements of
Operations


(f) Represents additional amortization expense for the year ended December 31,1998 and the nine months ended September 30, 1999, respectively, relating to the assembled workforce and the strategic relationsips acquired in the transaction based upon estimated useful lives of 48 months and goodwill based upon the estimated useful life of 60 months.

(g)  Represents the elimination of tax expense of NECX

Note 3: ACQUISITION OF ISADRA, INC:

On August 25, 1999, we acquired all of the capital stock of Isadra for approximately $42.3 million, including transaction costs. The consideration for the acquisition was $3.0 million in cash (including estimated transaction costs of $600,000), 1,000,000 shares of our common stock having a fair market value of $37.8 million and options to purchase 40,763 shares of our common stock valued at $1.5 million. The acquisition was accounted for under the purchase method of accounting. The purchase price plus the net liabilities assumed was approximately $43.9 million, which was allocated to in-process research and development, existing technology, assembled workforce and goodwill in the amounts of approximately $13.6 million, $2.1 million, $500,000 and $27.7 million, respectively. The $13.6 million of in-process research and development was charged to expense as a non-recurring charge upon consummation of the acquisition since the in-process research and development has not yet reached feasibility and has no alternative future uses. The existing technology and assembled work force will be amortized on a straight-line basis over 24 months, while goodwill will be amortized on a straight-line basis over 36 months.

The following pro forma adjustments for the Isadra acquisition are reflected in the unaudited pro forma statements of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999:


Unaudited Pro Forma Adjustments to Consolidated Statements of Operations

(h) Represents additional amortization expense relating to the existing technology, the assembled work force acquired and goodwill.

(i) Represents the elimination of interest expense incurred on Isadra's line of credit from VerticalNet.


Note 4: ACQUISITION OF CERTISOURCE, INC:

On August 10, 1999, we acquired all of the capital stock of CertiSource for approximately $3.3 million, including transaction costs. The consideration for the acquisition was $601,000 in cash (including transaction costs of approximately $125,000) and 83,712 shares of our common stock having a fair market value of approximately $2.7 million. The acquisition was accounted for under the purchase method of accounting. The purchase price plus the net liabilities assumed was approximately $3.4 million which was allocated to a covenant not-to-compete and goodwill of approximately $500,000 and $2.9 million, respectively. The covenant not-to-compete and goodwill will be amortized on a straight-line basis over 36 months.

The following pro forma adjustment for the CertiSource acquisition is reflected in the unaudited pro forma consolidated statements of operation for the year ended December 31, 1998 and the nine months ended September 30, 1999:

Unaudited Pro Forma Adjustment to Consolidated Statements of Operations

(j) Represents additional amortization expense relating to the covenant not-to-compete and goodwill.


Note 5: ACQUISITION OF LABX TECHNOLOGIES, INC:

On July 29, 1999, we acquired all of the capital stock of LabX for approximately $4.7 million, including transaction costs. The consideration for the acquisition was $1.8 million in cash (including transaction costs of approximately $240,000) and 69,794 shares of our common stock with a fair market value of approximately $2.8 million. The acquisition was accounted for under the purchase method of accounting. The purchase price less the net assets acquired was approximately $4.6 million, which was allocated to a covenant not-to-compete, existing technology and goodwill of approximately $350,000, $500,000 and

$3.75 million, respectively. The covenant not-to-compete will be amortized on a straight-line basis over 24 months, while the existing technology and goodwill will be amortized on a straight-line basis over 36 months.

The following pro forma adjustments for the LabX acquisition are reflected in the unaudited pro forma consolidated statements of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999:

Unaudited Pro Forma Adjustments to Consolidated Statements of Operations

(k) Represents additional amortization expense relating to goodwill, the covenant not-to-compete and existing technology.

(l)  Represents the elimination of tax expense of LabX.


Note 6: ACQUISITION OF TECHSPEX, INC:

On June 14, 1999, we acquired all of the capital stock of Techspex for approximately $3.3 million, including transaction costs. The consideration for the acquisition was $311,000 in cash (including transaction costs of approximately $100,000) and 89,994 shares of our common stock with a fair market value of approximately $3.0 million. The acquisition has been accounted for under the purchase method of accounting. The purchase price plus the net liabilities assumed was approximately $3.3 million, which was recorded as goodwill and will be amortized on a straight-line basis over 36 months.

The following pro forma adjustments for the Techspex acquisition are reflected in the pro forma consolidated statements of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999:

Unaudited Pro Forma Adjustments to Consolidated Statements of Operations

(m)  Represents additional amortization expense relating to goodwill.

(n) Represents the elimination of interest expense associated with the notes payable of Techspex.

NOTE 7: BOULDER INTERACTIVE TECHNOLOGY SERVICES AND INFORMATRIX WORLDWIDE, INC ACQUISITION INFORMATION

On September 1, 1998, we acquired all of the outstanding stock capital stock of BITC (known as RF GlobalNet) for $1.8 million in cash. On September 30, 1998, we acquired all outstanding capital stock of Informatrix for 92,308 shares of our common stock valued at $153,000. Contingent on achieving future sales targets during 1998, Informatrix shareholders later received 7,476 additional shares of our common stock valued at approximately $32,000. Both acquisitions were accounted for using the purchase method of accounting. The purchase price plus net liabilities assumed, which was recorded as goodwill and is being amortized on a straight-line basis over 36 months, was approximately $1.9 million and $903,000 for RF GlobalNet and Informatrix, respectively.

The following pro forma adjustments for the RF GlobalNet and Informatrix acquisitions are reflected in the pro forma consolidated statement of operations for the year ended December 31, 1998:

Unaudited Pro Forma Adjustments to Consolidated Statements of Operations

(o) Reflects the elimination of editorial and operational costs charged by VerticalNet to Informatrix to maintain Informatrix's vertical trade community.

(p) Reflects the elimination of interest expense incurred by Informatrix on indebtedness to VerticalNet.

(q)  Represents additional amortization expense relating to goodwill.


Note 8: PRO FORMA BASIC AND DILUTED NET LOSS PER SHARE

The weighted average shares outstanding used in the pro forma basic and diluted net loss per share calculation for the year ended December 31, 1998, includes 1,004,369, 1,000,000, 83,712, 69,794, and 89,994 shares of our common stock issued or to be issued in the acquisition of NECX, Isadra, CertiSource, LabX and Techspex, respectively, and 72,440 incremental shares that would have been outstanding from the acquisition of Informatrix, as if all of the acquisitions had occurred on January 1, 1998. For the nine months ended September 30, 1999, the weighted average shares outstanding used in the pro forma basic and diluted net loss per share calculation includes 1,004,369 shares of our common stock issued in the acquisition of NECX, incremental shares of 864,469, 68,073, 53,432, 54,062, and 1,341 for the acquisitions of Isadra, CertiSource and LabX, respectively, and the additional consideration given to Informatrix shareholders, that would have been outstanding if these acquisitions had occurred on January 1, 1999.

Note 9: Stock Split

On August 20, 1999, we effected a two-for-one split of our common stock. All share and per share data have been restated to reflect the stock split.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  February 1, 2000                   VERTICALNET, INC.

                                           By:  /s/  Gene S. Godick
                                                --------------------
                                           Name:  Gene S. Godick
                                           Title:  Chief Financial Officer

                                 EXHIBIT INDEX



Exhibit No.     Description of Exhibit
-----------     ----------------------
2.1             Asset Purchase Agreement dated as of November 16, 1999.*

4.1 Convertible Promissory Note in the Principal Amount of $10.5 million.*

4.2 Convertible Promissory Note in the Principal Amount of $34.5 million.*

4.4 Convertible Promissory Note in the Principal Amount of $25.0 million.*

23.1            Consent of Arthur Andersen LLP

99.1            Press Release dated December 16, 1999*

          *Filed as part of the Registrant's current Report on Form 8-K dated December 16, 1999, filed December 29, 1999, and incorporated herein by reference.